UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2012

Con-way Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-5046	94-1444798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2211 Old Earhart Road, Ann Arbor, Michigan	48105
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (734) 994-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 23 and January 24, 2012, the Compensation Committee of the Board of Directors of the Company (with the concurrence of the other independent members of the Board of Directors, in the case of the compensation of the Company’s Chief Executive Officer), approved the following compensation:

2012 Annual Cash Incentive Awards.  The annual cash incentive awards for 2012 will be based upon performance metrics approved by the Compensation Committee.  For each award, the Compensation Committee has set a minimum achievement level below which no payouts will be received, a target achievement level at which each executive will earn a target payout (equal to a specified percentage of the executive’s base salary earned during the year), and a maximum achievement level at or above which each executive will earn a payout equal to twice his target amount.  The specified percentages of base salary payable at a target achievement level are set forth in the table below.

Officer	Title	Percentage of Actual Base Salary
Douglas W. Stotlar	President and Chief Executive Officer	125%
Stephen L. Bruffett	Executive Vice President and Chief Financial Officer	70%
Robert L. Bianco	Executive Vice President	70%
Stephen K. Krull	Executive Vice President, General Counsel and Secretary	70%
Herbert J. Schmidt	Executive Vice President	70%

The performance metrics applicable to the 2012 cash incentive awards to be made to Messrs. Bianco and Schmidt are shown in the table below:

Officer	Title	Performance Metric
Robert L. Bianco	Executive Vice President	Adjusted Operating Income of Menlo Worldwide Logistics
Herbert J. Schmidt	Executive Vice President	Adjusted Operating Income of Con-way Truckload

As used in the table above:

"Operating Income" means Operating Income (Loss) determined on a US GAAP basis, as adjusted for asset impairments pursuant to FASB Codification Topics 350 and 360; restructuring charges pursuant to Topic 420; defined-benefit pension settlements pursuant to Topic 715; and changes in accounting principles pursuant to Topic 250, in each case, as ultimately disclosed in the Form 10-K as filed with the SEC for the relevant plan year; provided, however, if, for any segment, Operating Income is less than the minimum achievement level after deducting all accruals for variable pay but would equal or exceed the minimum achievement level if accruals for variable pay were not deducted, then that segment shall be deemed to have achieved the minimum achievement level and the award payouts to segment executives determined accordingly, subject to reduction as provided in the following sentence. Each such segment executive’s award payout shall be reduced by a prorated portion of the dollar shortfall between the minimum achievement level and the segment’s actual Operating Income.

The awards made to Messrs. Stotlar, Bruffett and Krull (i) are based on the percentage achievement levels of Con-way Freight, Menlo Worldwide Logistics and Con-way Truckload with respect to their performance metrics and (ii) are weighted as shown in the table below:

Business Unit	Weighting
Con-way Freight	73%
Con-way Truckload	12%
Menlo Logistics	15%
Total	100%

Item 5.03 Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On January 24, 2012, the Board of Directors of the Company approved amendments to the Company’s bylaws (as amended, the “Amended Bylaws”).  A copy of the Amended Bylaws, which became effective immediately upon their adoption by the Board , is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.  The amendments included the following:

Article II, Section 4 has been amended to provide that written notice of each meeting of stockholders shall be given not more than sixty days prior to the date of the meeting.

Article II, Section 5 has been amended to provide that, except as otherwise required by law or the Company's certificate of incorporation or bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the voting power represented at the meeting and entitled to vote on such question.

Article III, Section 10, which formerly provided for age limits for directors, has been removed.  The Company’s Corporate Governance Guidelines continue to contain provisions regarding director tenure and retirement age.

Article IV, Sections 1 and Section 2 have also been amended to provide that status as the Chairman of the Board does not itself give rise to status as an officer of the Company for purposes of Delaware law.  Article IV, Section 1 has also been amended to remove reference to the designation by the Company’s Chief Executive Officer of officers who would act in his or her stead as a result of his or her absence or disability.  Article IV, Section 3 has been amended to remove references to the creation of Board committees by the Company’s Chief Executive Officer.

In addition, the Board approved a number of other amendments to the Company’s bylaws that had as their purpose the correction of errors and the clarification of administrative provisions.  These additional changes are located in Article II, Sections 4, 6 and 7, Article III, Sections 2, 5, 6 and 8, Article IV, Sections 1, 2 and 3, Article VI and Article X, Section 2.

ITEM 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Bylaws of Con-way Inc., as amended January 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Con-way Inc.

Date:  January 27, 2012                                                               By:  /s/ Stephen K. Krull
       Stephen K. Krull
       Executive Vice President, General Counsel
       and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
3.1	Bylaws of Con-way Inc., as amended January 24, 2012